Zhanhua Jiutai Gas Co., Ltd.

Equity Transfer Agreement

This Agreement is entered by and between the Transferors and Transferee in _____ (place) on the day of December 12，2009.

Transferors:

（1） Deqiang Song,  ID Number:372325197407080817， Address:_____________；

（2） Runfa Zheng, ID Number:120223197107163817，Address:________________；

（3） Ying Wang，ID Number:302301520829074 ，Address:__________________；

（4） Zhixin Han，ID Number:120223196307204439，Address:__________________；

（5） Yaofeng Shao，ID Number:310105197412164418，Address:________________。

Transferee:

Qinhuangdao Chensheng Gas Co., Ltd.

Address:	Postcode：____________

Legal Representative: Dunhong Shi	Position：_____________

（"Transferors" and "Transferee", hereinafter are referred to as collectively "Parties", or individually "Party".）

The Company:

Zhanhua Jiutai Gas Co., Ltd. (hereinafter referred to as “Jiutai” ), a limited liability company established and existing under Chinese laws with the registered address in _______________, it’s legal representative _______.

Whereas:

（1） Mr. Deqiang Song, one of the Transferors, holds 40% equity of Jiutai;

（2） Mr. Runfa Zheng, one of the Transferors, holds 20% equity of Jiutai;

（3） Ms. Ying Wang, one of the Transferors, holds 20% equity of Jiutai;

（4） Mr. Zhixin Han, one of the Transferors, holds 10% equity of Jiutai;

（5） Mr. Yaofeng Shao, one of the Transferors, holds 10% equity of Jiutai;

（6） The registered capital of Jiutai is Renminbi Five hundred thousand Yuan; and

（7） Transferee agrees to purchase all equity of Jiutai held by Transferors .

Pursuant to the "Company Law of the People's Republic of China", The "Agreement Law of the People's Republic of China " and other applicable laws and regulations and the relevant provisions of the Articles of Association of Jiutai, Transferors and the Transferee, after good faith consultations, conclude this Agreement regarding share transfer as follows:

1、	Transferred Equity

1.1	Transferors jointly and severally agree to sell all equity of Jiutai held by all the Transferors (hereinafter referred to as "Transferred Equity ") to the Transferee.

Mr. Deqiang Song agrees to sell the 40% equity of Jiutai which he duly holds to the Transferee;

Mr. Runfa Zheng agrees to sell the 20% equity of Jiutai which he duly holds to the Transferee;

Ms. Ying Wang agrees to sell the 20% equity of Jiutai which she duly holds to the Transferee;

Mr. Zhixin Han agrees to sell the 10% equity of Jiutai which he duly holds to the Transferee;

Mr. Yaofeng Shao agrees to sell the 10% equity of Jiutai which he duly holds to the Transferee;

1.2	Transferee agrees to buy all equity of Jiutai from all the Transferors.

Transferee agrees to buy 40% equity of Jiutai from Mr. Deqing Song, which he duly holds;

Transferee agrees to buy 20% equity of Jiutai from Mr. Runfa Zheng, which he duly holds;

Transferee agrees to buy 20% equity of Jiutai from Ms. Ying Wang, which she duly holds;

Transferee agrees to buy 10% equity of Jiutai from Mr. Zhixin Han, which he duly holds;

Transferee agrees to buy 10% equity of Jiutai from Mr. Yaofeng Shao, which he duly holds.

1.3
The Transferee shall have all shareholder rights, undertake obligations and responsibilities of shareholder in accordance with applicable Chinese laws and the provisions of the Articles of Association of Jiutai.

2、	A precondition of the transfer of equity

2.1
The Parties agree that the following conditions shall be satisfied prior to the selling of equity by the Transferors, the buying of equity by the Transferee and performance of the transferred equity delivery by the Parties:

（1）all necessary permissions, instructions, consents, licenses, approval or authorization, related to the legality, validity or enforceability of the selling of the transferred equity, buying of the transferred equity, issued by the relevant government authorities, departments or other organizations have been obtained or made;

（2）all the necessary procedures, formalities and procedures related to the selling and buying the transferred equity have been completed or performed.

2.2	The Transferee may, at any time by writing to waive any of the above preconditions, and such waiver may be based on the terms and conditions which the Transferee determines.

2.3
The Parties agree that except otherwise agreed in this Agreement, the Transferee shall be entitled to terminate this Agreement unilaterally without any liability of breach of Agreement if some or all of the preconditions are still unable to be satisfied before the completion of transferred equity delivery. If the Transferee suffers from loss hereby, the Transferors shall compensation such losses to the Transferee.

3、	Transfer price and Time of payment

3.1
The Parties agree that the transfer price is based on the appraisal report issued by the accounting firm which is properly qualified and designed by the Transferee and approved by the Transferors. The base date of the evaluation is September 30, 2009. The Parties agree that the price of the 100% transferred equity is Renminbi sixteen million five hundred thousand Yuan (hereinafter referred to as "total transfer price") and the installment method of payment. The payment shall be made in Renminbi under this Agreement and be paid within the territory of the People's Republic of China.

3.2	Payment Schedule

The Parties agree that the total transfer price shall be paid according to the following Payment Schedule upon the approval of the three evaluation reports mentioned in the Article 3.1 3 by the board of directors of the Transferee:

3.2.1
The amount of the first installment is 58% of the total transfer price, Renminbi Nine million five hundred thousand Yuan. The Transferee shall make the first installment payment to the Transferors within 13 working days as of the effective day of this Agreement.

To pay Renminbi three million eight hundred thousand Yuan to Mr. Deqiang Song, one of the Transferors;

To pay Renminbi one million nine hundred thousand Yuan to Mr. Runfa Zheng, one of the Transferors;

To pay Renminbi one  million nine hundred thousand Yuan to Ms. Ying Wang, one of the Transferors;

To pay Renminbi nine hundred fifty thousand Yuan to Mr.Zhixin Han, one of the Transferors;

To pay Renminbi nine hundred fifty thousand Yuan to Mr.Yaofeng Shao, one of the Transferors.

3.2.2
The Parties agree that, the Transferors shall complete all of the following procedures within 10 working days as of the date of the first installment payment; otherwise, the Transferee shall have the right to refuse to make the second installment payment:

（1） the Transferors increase the registered capital of Jiutai to not less than Renminbi five hundred million Yuan on their own expenses and complete the update of the registration with the local Industrial and Commercial department.

（2） the Transferors actively coordinate with the government relations to obtain a written confirmation from the supervisory departments of Zhanhua government, and

（3） The Transferors shall release a public statement in the local media ________ ,where Jiutai is located, to announce that the Transferors and Jiutai have no any ongoing litigation, arbitration cases (including under implementation), no any circumstance of seal-up, freezing or seizure of possession or other judicial enforcement situation, and no any disputes or potential disputes which may cause litigation or arbitration. Meanwhile, there is no any outstanding guaranty provided by Jiutai for any other person/entity. Before the completion of the transferred equity delivery, all rights and obligations of Jiutai transfer to the Transferors, the Transferors jointly and severally have the rights and take the obligations, except the business that the Agreement for exploitation is signed but no any receivables is collect yet.

（4） All of the update registration procedures relating to the equity transfer include, but not limited to, the update registration with the Industrial and Commercial department and other relevant update registration required by other authorities;

（5） Completion of delivery of transferred equity.

3.2.3
Transferors jointly and severally acknowledge that the percentage of the equity held by each Transferors will remain the same after the registered capital of Jiutai is increased to not less than Renminbi five million Yuan. The Parties agree that each Transferor will go on to transfer all of their equity to the Transferee after completion of the update registration of the aforementioned increase of the registered capital. The provisions of this Agreement related to the transfer of equity between the Parties shall apply to transfer of equity after the aforementioned capital increase.

3.2.4	The Transferee acknowledges that the registered capital increase described in the Article 3.2.3 will not lead to any liability of Jiutai occurred.

3.2.5	The amount of the second installment payment is 36%of the total transferred price, that is, Renminbi six million Yuan. The preconditions to make the second installment payment are as follows:

（1）	All preconditions for the first installment payment have been met without any losses to the normal operations of Jiutai.

（2）	The second installment payment is completed within the sixth month as of the date of the first installment payment.

（3）	The Transferors assist Jiutai to pass a comprehensive inspection of all of its gas stations and pipe network and to obtain a passed inspection report issued by the supervisory department.

To pay Renminbi two million four hundred thousand Yuan to Mr. Deqiang Song, one of the Transferors;

To pay Renminbi one million two hundred thousand Yuan to Mr. Runfa Zheng, one of the Transferors;

To pay Renminbi one million two hundred thousand Yuan to Ms. Ying Wang, one of the Transferors;

To pay Renminbi six hundred thousand Yuan to Mr.Zhixin Han, one of the Transferors;

To pay Renminbi six hundred thousand Yuan to Mr.Yaofeng Shao, one of the Transferors.

3.2.6
The amount of the third installment payments is 6% of the total transfer price, that is, Renminbi one million Yuan. In order to ensure the smooth transition of Jiutai and the stability of the project operations, the Transferee will keep the third installment payment as a transfer deposit, which will be paid to the Transferors within the twelfth month after the completion of delivery of the transferred equity.

To pay Renminbi four hundred thousand Yuan to Mr. Deqiang Song, one of the Transferors;

To pay Renminbi two hundred thousand Yuan to Mr. Runfa Zheng, one of the Transferors;

To pay Renminbi two hundred thousand Yuan to Ms. Ying Wang, one of the Transferors;

To pay Renminbi one hundred thousand Yuan to Mr.Zhixin Han, one of the Transferors;

To pay Renminbi one hundred thousand Yuan to Mr.Yaofeng Shao, one of the Transferors.

3.3
The Transferors jointly and severally agree that when the Transferee makes payment to the Transferors, the Transferee is entitled to deduct any of the remaining payables (if any) owed by the Transferors on its own discretion without any prior consent of the Transferors.

4.	Adjustment of Transfer Price

4.1
The Transferors jointly and severally acknowledge that the Transferors shall separate the surplus land from Jiutai on their own expenses, except the land underlying all of the comprehensive office buildings of Jiutai and the gas station sites run by Jiutai (see detailed list in Annex I to this Agreement, "details of the land required by Jiutai for gas station sites"), or assist the Transferee to sign a land lease Agreement with the government. Notwithstanding the foregoing provision, the Transferee agrees to take the land transfer fees charged by the state in the course of the aforementioned separation of the land underlying the gas station sites required by Jiutai. If the Transferors fail to fulfill the foregoing obligations before the second installment payment, then the Transferee is entitled to reduce the amount of 500,000 Yuan from the total transfer price or to request Renminbi 500,000 Yuan as compensation of breach of Agreement from the Transferors.

4.2
The Transferors jointly and severally undertake to be responsible for jointly selected by the first two industrial users to complete and sign the pipeline gas supply Agreement in accordance with requirements of the Transferee on the earlier date of the 90th day as of the first installment payment and the day of the second installment payment. If the Transferors fail to fulfill the foregoing obligations before the second installment payment, then the Transferee is entitled to reduce the amount of 500,000 Yuan from the total transfer price or to request Renminbi 500,000 Yuan as compensation of breach of Agreement from the Transferors.

4.3
Transferors jointly and severally undertake to ensure before the completion of the delivery that: the stability of the personnel of Jiutai so that no new additional staff, salary adjustments or other changes shall occur except staff and salary contained in the "list of company personnel and salary details" (see annex II to this Agreement, the "list of company personnel and salary details"); the stability of the debt of Jiutai so that no new engineering advances and payables except that contained in the " Obligations transfer list" (see Annex III to this Agreement, the "Obligations transfer list"). The Transferee is entitled to deduct the losses of Jiutai from the outstanding total transfer price if the Transferors breach the aforementioned guaranty.

5、	Corporate Operation before the completion of equity transfer

5.1
The Transferors jointly and severally agrees that Jiutai and the Board of Directors appointed by it shall ensure that: first, business operation of Jiutai will be carried on in accordance with the normal and prudent principles; second, the Company and its Board of Directors shall not deal with or shall deal with (or allow to deal with) any (those things that shall be done or not be done during the normal operation) important actions or matters. Moreover, without a written consent from the Transferee in advance before the completion of the equity transfer, the Transferors shall, in particular (but not limited to the general applicability of the statement mentioned above), ensure that Jiutai shall not:

（1） Issue or agree to issue any shares or loan capitals, or; offer or agree to offer or withdraw any option of purchase, or; amend any existing articles concerning the acquisition or subscription of the option or right of any shares or loan capital;

（2） Make a loan or do fundraising;

（3） Terminate any Agreements, arrangements or Agreements of great value, or; waive any rights of great importance.

（4） Expose any part of the business operations, properties or assets to mortgages, claims, liens, pledges, charges and other obligations (whatever the nature or whether they are similar to those mentioned above), or; create or allow any mortgages, claims, liens, pledges, charges and other obligations (whatever the nature or whether they are similar to those mentioned above) in relation with the above mentioned items, with the exception of liens of no significant value resulting from the legislation

（5） Give any promises, assurances, guarantees or pledges to any third Party;

（6） Dispose or agree to dispose any assets of great value; or acquire or agree to acquire any assets of great value

（7） Dispose any ownership, right of holding, keeping or controlling any corporate documents, account books, lists or records

（8） Register a compromise, a mediation, an extrajudicial settlement, termination of a Agreement, exemption from an obligation in any major civil or criminal suits, litigations or any other legal procedures or concerning any major duties, claims, litigations, pleas or disputes, or; waive any rights in relation to the above mentioned situations (unless the rights are made or waived in general or normal business operation)

（9） Release the debtor from his debt owed to Jiutai, reach a compromise with the debtor or cancel any major payment from the account, unless the action is subject to its general or normal business operation;

（10） Assign or agree to assign the ownership or possession of any part of the entire assets of Jiutai, or lease any real estate or possessions, or;

（11） Cancel any current effective insurance policy or accelerate avoidance of the policy, or violate any regulations under the insurance policy

6、	Matters before completion of equity transfer

6.1
The Parties agree that a project team will be formed within five working days after the execution of this Agreement. The team consists of 4 people, and the Transferors and Transferee will severally assign two people of their own. The project team will facilitate the operation and management of Jiutai, and understand, improve and take over its business operations gradually.

6.2
During the process of verifying assets and businesses of Jiutai, should the project team find any items not in compliance with Assets Confirmation List (please refer to the Attachment 4 below), it can notify both Parties at any time. The two Parties will adjust the price of transfer upon negotiation. Should the two Parties cannot reach an Agreement on the adjustment of the price of transfer, then they shall entrust a professional appraisal institution to assess the value of relevant assets. Both Parties agree to adjust the price of transfer based on the result of assessment. Each Party will share 50% of the assessment fee.

6.3
The project team will be at work for ten working days. During the period, if the Transferee cannot make the first installment in accordance with the Agreement or the Transferors causes a significant impact on the business operation of Jiutai due to its false reports or data, the Agreement will be terminated automatically and the project team will be dismissed unconditionally.

6.4
The Transferors shall pay up the entire amount due to be executed before the completion of equity transfer at its own cost, or transfer the amount to Transferors with consent from relevant creditors. After the completion of equity transfer, Jiutai shall be responsible for the amount due in the construction Agreement signed by it. Despite of the above-mentioned Agreement, the payment to be charged in the development Agreement signed before the completion of the equity transfer still belongs to Jiutai.

7、	Completion of equity transfer

7.1
The Parties agree that they will establish a “transfer team” to complete the equity transfer of Jiutai within ten working days upon the completion of the first installment. The day when “transfer team” is established is the delivery day.

7.2
The Transferors shall prepare a list of transfer for the “transfer team”. The list shall show all the assets, corporate books required by the law, account books, documents, Agreements, and Agreements and so on.

7.3
The term of transfer for the project team is ten working days. During the period, if the Transferee cannot make the first installment in accordance with the Agreement or the Transferors causes a significant impact on the business operation of Jiutai due to its false reports or data, the Agreement will be terminated automatically

7.4	To facilitate the equity transfer, the Transferors shall present the following documents to the Transferee:

（1） All the orders, licenses, Agreements issued by organs of authority on selling or buying the transferred equity or certified copies that have been approved.

（2） Certificates of shares on the equity transfer (including register of shareholders of Jiutai)

（3） Letters of resignation from all the current directors of Jiutai. It should be confirmed that none of these letters of resignation have involved Jiutai in any requests (whether it is about compensation for resignation or any other reasons). The resignation shall be effective upon the delivery day.

（4） Confirmation letters of senior officers of Jiutai to confirm that none of the officers have requests for the Company (whether it is about compensation for resignation or any other reasons).

（5） Certificates that prove property right alteration registration procedures concerning the selling and buying of transferred equity have been finished properly

（6） Certificates that prove existing bank accounts of Jiutai have been rendered void and new authorization orders have been issued to personnel appointed by the Transferee

（7） Certificates of property right of the assets

（8） Certificates of debit and credit sides of accounts issued by each bank serving Jiutai by the time of closing as of the day of completion of the delivery.

7.5
Both Parties agree that the transfer shall be deemed to be completed upon the day when the Transferee confirms that the “transfer team” has completed its work and the Transferors have fulfilled its obligations under Article 7.4.

8、	Commitment and guarantee

8.1	The Transferors jointly and severally commits and guarantees that:

8.1.1
The Transferors legally owns 100% of the equity of Jiutai. Should any third Party raise requests to the Transferee for ownership or interest of the equity, the Transferors shall bear full responsibility and compensate the Transferee for any loss incurred hereof.

8.1.2
The equity to be transferred by the Transferors shall not subject to any other rules and regulations beyond the ones stipulated expressly in this Agreement. Should any third Party produce effective evidence that the transfer by the Transferors subjects to other rules and regulations, the Transferors shall bear full responsibility and compensate the Transferee for any loss incurred hereof.

8.1.3	Upon the execution of the Agreement, no third Party has access to the equity acquired by the Transferee, its subsidiary rights and interests or those to be generated from the equity.

8.1.4
Individual income tax of the revenue generated from the equity transfer shall be borne by the Transferors, who shall pay tax to the local tax bureau and submit copies of certificate of tax payment to the Transferee.

8.1.5	Jiutai is established and exists in accordance with Chinese laws.

8.1.6
Jiutai owns and has acquired all the effective authorization letters, licenses, approvals and permits to manage existing assets and carry out all the business operations (See Annex V "The production and operation information of Jiutai"). The above-mentioned documents have been registered and recorded in relevant departments in accordance with effective rules and regulations.

8.1.7
Except written disclosure to the Transferee, the assets of Jiutai do not subject to any guarantees or any right of third Party or any other limitations that might affect the execution of rights concerning the above-mentioned assets or interests. As of the execution day of the Agreement, nobody will execute or claim to execute any rights that might significantly affect the conditions of the transferred assets, or raise any disputes directly or indirectly involving the transferred assets.

8.1.8	Upon execution by both Parties, the Agreement will be binding upon the Transferors.

8.1.9	Except written disclosure to the Transferee, the assets do not subject to any litigations, arbitrations or administrative procedures involving any other enterprises or its subsidiaries.

8.1.10	Except explicit disclosure, the transferred assets of Jiutai do not subject to any other loans to be paid or debts of any forms.

8.1.11	Before the execution day of the Agreement, no written notice from creditors that will make a mandatory disposal of assets of Jiutai.

8.1.12	As of the execution day of the Agreement, as far as the Transferors knows, no major accidents occur or based on rational judgment might occur to the existing business, finance or operation.

8.1.13	The Assets Confirmation List (please refer to the Annex 4 below) provided by Transferors to Transferee is true, accurate and complete.

8.1.14
On the base day of assets appraisal, Jiutai has effective and tradable ownership in all the fixed assets stipulated in Assets Confirmation List, including but not limited to all the machines, constructions, on-going projects, gas pipeline, land and other fixed and current assets. Moreover, it is still entitled to effective and tradable ownership in the above-mentioned assets and all the acquired assets upon the delivery day.

8.1.15	Upon the delivery day, major assets in operation of Jiutai shall be in good condition and comply with normal standards of gas industry after periodical and proper maintenance.

8.1.16
The operation of Jiutai has never gone against rules and regulations of China, never received any written notice from relevant management or public service department that indicates authorization, license, approval and permit awarded to the target company before have been revoked due to its delinquent behaviors and the revocation of the above-mentioned documents, compliance with relevant regulations or remedial measures adopted have seriously affected the business operation of the target company.

8.1.17	The Obligations Transfer List (please refer to Annex 3) provided by Transferors to Transferee is true, accurate and complete.

8.1.18
Before the delivery day, all the debts owed by Jiutai have been shown in the Debt Transfer List (please refer to Attachment 3), including but not limited to the amount owed to the original shareholders, the amount payable to suppliers and construction teams, salaries and benefits payable to employees, taxes payable to tax bureau and so on. The above-mentioned debts have been paid up by the Transferors at its own cost or transferred to the Transferee with consent from relevant creditors.

8.1.19	Except for debts shown in the Debt Transfer List (please refer to Annex 3), there is no other debt owed by Jiutai before the Delivery day.

8.1.20	The Transferors will negotiate with the Transferee on matters concerning equity transfer not mentioned herein in accordance with Chinese rules and regulations.

8.1.21
The Transferors shall be responsible for the above-mentioned statement and guarantee. Should it go against either of the above articles, the Transferee reserves the right to deduct RMB Two million from the entire price of transfer.

8.1.22	The Transferors jointly confirms that the Transferee signs the Agreement based on trust in every guarantee.

8.1.23
Should the Transferee has proper reason to believe a potential violation of the guarantee, within three years after the completion of the transfer, the Transferee, its counselors and representatives reserve the right to require the Transferors to offer all the facilities (in particular, the access to all the financial records and other documents of the Transferors) so that the Transferee can confirm whether a violation has occurred to the relevant guarantee.

8.1.24
The Transferors jointly commits that upon the execution of the Agreement, it will terminate any negotiation on the equity transfer of Jiutai with any third Party except the Transferee. Meanwhile, it will not carry out new negotiations on the equity transfer of Jiutai with any third Party except the Transferee.

8.1.25	The above-mentioned statement and guarantee remain effective after the delivery day.

8.2	Commitment and guarantee from the Transferee

8.2.1	The Transferee is a legal entity established and existing in accordance with Chinese laws.

8.2.2
In execution of the Agreement, the Transferee has acquired all the lawful rights and interests which have been approved by the board of shareholders (directors) in accordance with Corporate Law and Article of Association. The decision has become effective and will not subject to being invalid and revoked.

8.2.3	The Transferee will negotiate with the Transferors on all the contents of the Agreement and matters not mentioned herein in accordance with Chinese rules and regulations.

8.2.4
The Transferee shall be responsible for the above mentioned statement and guarantee. If the Transferors has fulfilled its obligation under the Agreement, the Transferee shall also bear relevant liabilities and pay the acquisition amount to the Transferors as stipulated in the Agreement.

9、	Liability for breach of the Agreement

9.1
In the event that there is any material omission or severe fraud in the documents or data submitted by Transferors, the Agreement may be terminated by the Transferee. Meantime the transferor shall indemnify for the damage herein caused by the transferors.

9.2
The transferee shall pay a late payment penalty to the Party who does not receive the transfer payment on time every day, which is equivalent to the amount of 0.1% of the overdue payment; however in any case the delay payment penalty shall not exceed the amount of 5% of overdue payment. The Party who does not receive the transfer payment on time is entitled to terminate this Agreement if the delay of transfer payment by the transferee exceeds six months. If the losses of the Party cannot be offset by the aforementioned delay payment penalty, the Transferee shall compensate the difference; however in any case the amount of damages shall not exceed the amount of 10% of the overdue payment.

9.3
The Parties mutually agree that, unless this Agreement is otherwise provided , if either Party makes a material breach of the Agreement, the non-defaulting Party has the right to terminate the Agreement according to the PRC 《Agreement law》and applicable judicatory interpretation and may ask for compensations.

9.4
The Parties confirm simultaneously that if either Party breaches their representations, warranties and facts stated in the Article 8 under the Agreement，the non-defaulting Party may have the right to terminate this Agreement and ask for compensations.

9.5
That any Party breaches any provision of the Agreement including but not limited representations、guaranties and promises shall consist of a breach of the Agreement. The non-defaulting Party may have the right to ask for compensation until to terminate this Agreement.

9.6
After completion of the equity transfer, the Transferors shall take positive measures to solve all disputes or debts caused by the running of the company before the delivery day, or unforeseeable disputes before the delivery day. The Transferee shall be compensated by the Transferors for the damage caused hereby.

9.7
If the Transferors fail to fulfill their undertakings on time under the Agreement, the Transferors are deemed to breach the Agreement and the Transferee may have right to terminate this Agreement and ask for compensation.

9.8
Unless this Agreement is otherwise provided, if the Transferors have performed all the provisions of this Agreement strictly; however the Transferee unilaterally terminates this Agreement, the Transferee shall compensate the Transferors for their direct damage caused hereby.

10、	Force Majeure

Neither Party shall be prevented from failure of performance of any of its obligations under this Agreement due to an event of Force Majeure outside the reasonable control of that Party. The Party affected by such event of force majeure shall notify the other Party immediately in convenient way, and shall not later than 15 days after the commencement of such event submit the documentary evidence notarized by local notary organ to the other Party. Both Parties shall renegotiate the way of dealing with the aftermath such event in time.

11、	Confidentiality

Either Party of this Agreement shall not disclose any information related to this Agreement to any person、entity or company during the term of the Agreement or five years after the expiry date of the Agreement, no matter the person、entity or company has a competitive relationship with the other Party or not.

12、	Notices

12.1
Any and all notices shall be in writing, including facsimile、letter、delivery by designated deliverer, the notifying date shall be no later than 7 days after the written notice delivered. The notifying date of unwritten notice (telephone or email, etc) shall be the date of written confirmation of the receiver.

12.2
Either Party altering the notice(s) or the address, shall notice the other Party no later than 3 days after the alteration. The altering Party shall take all legal liability caused by its failure of performance of notifying duty.

If to the Transferors, notices shall be delivered as follows:

Addressee：_________ Position：_________

Address：__________________ Post code：_________

Facsimile：______________ Email：__________________

If to the Transferee, notices shall be delivered as follows:

Addressee：_________ Position：_________

Address：__________________ Post code：_________

Facsimile：______________ Email：__________________

12.3	All notices and relevant expenses under this Agreement shall be processed by either Party respectively in accordance with laws and regulations.

13、	Governing law

The formation、validity、interpretation and/or performance of this Agreement shall be governed by PRC LAWS.

14、	Settlement of dispute

Any dispute arising from between the Parties in connection with this Agreement shall be settled by the Parties amicably through good faith discussion .In the event that any such dispute cannot be resolved through such discussions, either Party may file a suit in the People’s Law court which has jurisdiction over the Transferee in accordance with the domicile principle.

15、	Severability

Any provision of the Agreement shall be deemed as severable. If any provision of the Agreement is invalid, it shall not affect the validity of the rest of the provisions of this Agreement.

16、	Non-waiver

If either Party does not insist the other Party on the performance of any provision of the Agreement at any time, the Party shall not be deemed to waive the provision or waive the right to insist the other Party on execution of the provision.

17、	Transcript

The formal text of the Agreement shall be written in CHINESE. Any provision of such Agreement shall be interpreted under the usual meaning of the words in the Chinese version.

18、	Title and Subtitles

All title and subtitles of the Agreement are in the convenience of the reference only and shall not limit or affect any provision provided in the Agreement.

19、	Entire agreement

19.1
This Agreement includes all agreements and memorandums related to the subject of this Agreement and supersede any and all previous written or oral agreements and/or memorandums concluded by any consultation relating to the subject of this Agreement. Unless this Agreement is otherwise provided expressly, any other condition, definition, guarantee or statement related to the subject of this Agreement shall not be binding on both Parties.

19.2
 Any correction、amendment、replacing or modification of this Agreement shall be made in writing and shall be ascertained that it is relevant to the Agreement and shall be signed by the representatives or designated person(s) of both Parties of the Agreement.

19.3
Both Parties of the Agreement mutually agree that in the convenience of processing the procedure of the update registration related to the share transferring hereof with the local industry and commercial bureau, both Parties may enter into a simpler share-transferring Agreement. The content of the simple share-transferring Agreement shall not be controversial with this Agreement hereof. In case of any controversy, this Agreement shall prevail.

20、
This Agreement shall come into affective upon its signing and sealing by both parties and approval of the Board of Directors of the Transferee. The transferors jointly and severally acknowledge to authorize Mr. Runfa Zheng, one of the transferors, to sign this agreement on behalf of each transferor and provide the appropriate power of attorney prior to signing of this Agreement to the Transferee.

21、	This Agreement is executed in eight counterparts. Each transferor holds one and the transferee holds three.

附：Annexes

Annex I "Details of the land required by Jiutai for gas station sites"

Annex II The "list of the personnel of Jiutai and salary details"

Annex III The "Obligations transfer list"

Annex IV "Assets Confirmation List"

Annex V "The production and operation information of Jiutai"

 (This page is blank below.)

[Signature and seal]

Transferor:

Authorized Representative:

Transferee:

Authorized Representative:

Date:

Annex I "Details of the land required by Jiutai for gas station sites"

Annex II “list of the personnel of Jiutai and salary details"

Annex III   "Obligations transfer list"

 Annex IV “Assets Confirmation List”

 Annex V “Production and operation information of Jiutai"

Part 1 Primary Information of the Company

Business License

Business License No.:

Registration No.:

Issuing Date:

Address:

Type of Enterprise:

Registered Capital:

Business Scope:

Business Term:

Board of Directors:

Name                                              Designated by                                                        Position

Board of Supervisors:

Name                                              Designated by

Part 2 Certificates and Licenses of Operations